EXHIBIT 10.20.6
Monsanto Company 2005 Long-Term Incentive Plan
Terms and Conditions
of this Fiscal Year 2010
Financial Goal Restricted Stock Unit Grant
You have received an Award of Restricted Stock Units (the “Units”) under the Monsanto Company 2005 Long-Term Incentive Plan (the “Plan”). The Grant Date and the number of Units initially covered by this Award (the “Initial Number of Units”) are set forth in the document you have received entitled “Restricted Stock Units Statement.” The maximum number of Units that you may receive under this Award (the “Maximum Number of Units”) is two times the Initial Number of Units. The Restricted Stock Units Statement and these terms and conditions collectively constitute the Award Certificate for the Units, and describe the provisions applicable to the Units.
     1. Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Restricted Stock Units Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000.
     2. Nature of Units. The Units represent the right to receive, in certain circumstances, a number of Shares determined in accordance with the Restricted Stock Units Statement and these terms and conditions. Until such time (if any) as Shares are delivered to you, you will not have any of the rights of a common stockholder of the Company with respect to those Shares, your rights with respect to the Units and those Shares will be those of a general creditor of the Company, and you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of the Units. Any attempt on your part to dispose of the Units will result in their being forfeited. However, you shall have the right to receive a cash payment (the “Dividend Equivalent Payment”) with respect to the Units (if any) that vest pursuant to this Award, subject to withholding pursuant to paragraph 6 below, in an amount equal to the aggregate cash dividends that would have been paid to you if you had been the record owner, on each record date for a cash dividend during the period from the Grant Date through the settlement date of the Units, of a number of Shares equal to the number of Units that vest under this Award. The Dividend Equivalent Payment shall be made on such settlement date. You shall not be entitled to receive any payments with respect to any non-cash dividends or other distributions that may be made with respect to the Shares.
     3. Vesting of Units. (a) 162(m) Performance Goal. In order to vest in the Maximum Number of Units or any lesser number of Units under this Award, the 162(m) Performance Goal must be met (as determined and certified by the Committee following August 31, 2011). The “162(m) Performance Goal” is that the

Company‘s Net Income, as defined in the next sentence, must exceed zero for the period from September 1, 2009 through August 31, 2011. “Net Income” means gross profit (i) minus (A) sales, general and administrative expenses, (B) research and development expense, (C) amortization, (D) net interest expense, and (E) income taxes and (ii) plus or minus other income and expense; all as reported in the Company‘s financial statements; but excluding positive or negative effects of (I) restructuring charges and reversals, (II) the outcome of lawsuits, (III) research and development write-offs on acquisitions, (IV) impact of liabilities, expenses or settlements related to Solutia, Inc. or agreements associated with a Solutia, Inc. plan of reorganization, (V) unbudgeted business sales and divestitures, and (VI) the cumulative effects of changes in accounting methodology made after August 31, 2009.
     (b) EPS, Cash Flow, and ROC Goals. If the Section 162(m) Performance Goal is met, then the number of Units eligible for vesting under this Award will be determined one-third based upon the Company’s achievement of cumulative earnings per share (the “EPS Goal”), one-third based upon the Company’s achievement of cumulative cash flow (the “Cash Flow Goal”), and one-third based upon the Company’s achievement of return on capital (the “ROC Goal,” and, together with the EPS Goal and the Cash Flow Goal, the “Goals” and each, singularly, a “Goal”) for fiscal years 2010 and 2011 as compared to the Goals set forth on Exhibit A hereto. Not later than November 15, 2011, the Committee will determine the extent to which the Goals have been met and the number of Units eligible for vesting under this Award and the number of Units to be forfeited, as follows.
Below Threshold-Level Performance: For each Goal as to which performance is below threshold level, one-third of the Initial Number of Units shall be forfeited.
Above Threshold-Level/Below Target Performance: For each Goal as to which performance is above threshold level but below target level, a number of Units shall become eligible for vesting, equal to (i) one-third of the Initial Number of Units times (ii) the percentage determined by straight-line interpolating between 50% and 100%, based on the relationship between actual performance, threshold-level performance, and target-level performance for the applicable Goal.
Target-Level Performance: For each Goal as to which target-level performance is achieved, one-third of the Initial Number of Units shall be eligible for vesting.
Above Target-Level Performance: For each Goal as to which greater than target-level performance is achieved, a number of Units shall become eligible for vesting, equal to (i) one-third of the Initial Number of Units times (ii) the percentage determined by straight-line interpolating between 100% and 200%, based on the relationship between actual performance, target-level performance, and outstanding-level performance for the applicable Goal (for this purpose, performance above the outstanding level for the applicable Goal shall be deemed to be performance at such outstanding level).
     (c) Number of Units; Effect of Forfeiture. From the Grant Date through November 14, 2011, the number of Units subject to this Award shall be the Initial Number of Units. If the 162(m) Performance Goal is not met, or if none of the Goals is met at the threshold level or above, all Units under this Award will be forfeited as of November 15, 2011. Otherwise, the number of Units subject to this Award from November 15, 2011 through August 31, 2012 shall be the number of Units that are eligible for vesting after application of the foregoing and those Units will vest effective as of August 31, 2012, except as otherwise provided in paragraph 3(d) below.
     (d) Effect of Termination of Service. If you incur a Termination of Service before August 31, 2011 as a result of a Job Elimination, a Retirement Event, or your Disability or death, then effective as of November 15, 2011, a number of Units shall vest, equal to (i) the number of Units (if any) that become eligible for vesting, based upon the application of paragraphs (b) and (c) above, times (ii) a fraction, the numerator of which is the number of days from September 1, 2009 through your date of termination, and the denominator of which is 730. If your employment terminates after August 31, 2011 and before August 31, 2012 as a result of a Job Elimination, a Retirement Event, or your Disability or death, effective as of November 15, 2011 (or, if later, the date of such Termination of Service), a number of Units subject to this Award shall vest, equal to the number of Units (if any) that become eligible for vesting, based upon the application of paragraphs (b) and (c) above. If your employment terminates before August 31, 2012 (and other than subsequent to a Change of Control) for any other reason, all Units subject to this Award shall be forfeited as of the date of your termination. For purposes of this Agreement, “Retirement Event” means a Termination of Service (other than by the Company for Cause) on or after the later of your 55th birthday and the date on which you complete five years of service with the Company and any of its Subsidiaries or Affiliates, and “Job Elimination” means a Termination without Cause due to a job-elimination or divestiture of the Affiliate or Subsidiary by which you were employed.
     4. Delivery of Shares. The Company shall deliver to you a number of Shares equal to the number of Units (if any) that vest pursuant to this Award, subject to withholding as provided in paragraph 6 below. Such delivery shall, subject to paragraph 5 below, take place as soon as practicable, but in no event more than 90 days, after August 31, 2012.

     5. Change of Control. Upon the occurrence of a Change of Control that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder (a “Section 409A Change of Control”), notwithstanding any other provision of this Award Certificate other than paragraph 6, the number of Units subject to this Award shall vest in full and, subject to paragraph 6 below, shall be settled by delivery of Shares to you in a single lump sum as soon as practicable, but in no event more than 30 days following the Change of Control. For this purpose, (a) the number of Units subject to this Award shall be determined pursuant to paragraph 3(c) above as of the date of such Change of Control, except that if the date of the Change of Control is after August 31, 2011 and before November 15, 2011, the adjustments to the number of Units pursuant to paragraphs 3(a) and (b) shall apply effective as of the date of such Change of Control, and (b) if you have had a Termination of Service before the date of such Change of Control, the provisions of paragraph 3(d) shall also apply. Upon the occurrence of a Change in Control that is not a Section 409A Change of Control, the number of Units subject to this Award (determined in accordance with the preceding sentence) shall vest in full and shall, subject to paragraph 6 below, be settled by delivery of Shares to you on the date set forth in Section 4 above.
     6. Withholding. Notwithstanding any other provision of this Award Certificate, your right to receive the Dividend Equivalent Payment and to receive Shares in settlement of any Units is subject to withholding of all taxes that are required to be paid or withheld in connection with such Dividend Equivalent Payment or the delivery of such Shares. With respect to the delivery of Shares, you must make arrangements satisfactory to the Company for the payment of any such taxes.
     7. Recoupment Policy. Notwithstanding any other provision of this Award Certificate, this Award shall be subject to the terns of the Company’s Recoupment Policy, which is hereby incorporated herein by reference.
     8. No Right to Continued Employment or Service. This Award Certificate shall not limit or restrict the right of the Company or any Affiliate to terminate your employment or service at any time or for any reason.
     9. Effect of Award Certificate; Severability. This Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company. The invalidity or enforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.
     10. Amendment. The terms and conditions of this Award Certificate may not be amended in any manner adverse to you without your consent.
     11. Plan Interpretation. This Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into this

Award Certificate. If there is a conflict between the provisions of this Award Certificate and the Plan, the provisions of the Plan govern. If there is any ambiguity in this Award Certificate, any term that is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction and governing law, as well as the powers of the Committee, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, (c) make appropriate adjustments to the Units in the event of a corporate transaction, and (d) make all other determinations necessary or advisable for the administration of the Plan.